EXHIBIT 23(b)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation in this Registration Statement on Form S-4, filed under the Securities Act of 1933, and Prospectus of Midlantic Corporation, relating to the proposed merger with Old York Road Bancorp, Inc., of our report dated February 10, 1995, except as to paragraphs 1 and 2 on page F-31, which are as of February 27, 1995 and paragraph 2 on page F-29, which is as of March 2, 1995, by reference to the Annual Report on Form 10-K for the year ended December 31, 1994, and to the use of our name, and the statements with respect to us, under the heading "Experts" in the Prospectus.

                                                   RUDOLPH, PALITZ LLP

Plymouth Meeting, Pennsylvania
April 28, 1995